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                                                                    EXHIBIT 15.1



                        [ARTHUR ANDERSEN LLP LETTERHEAD]


May 1, 2002

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120



We are aware that FedEx Corporation has incorporated by reference in this Amendment No. 1 to Form S-3 Registration Statement the FedEx Corporation and Federal Express Corporation Form 10-Q's for the quarters ended August 31, 2001, November 30, 2001 and February 28, 2002 which include our reports dated September 19, 2001, December 18, 2001 and March 19, 2002 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of this Registration Statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


 /s/ Arthur Andersen LLP